Exhibit 3.2

MANAGEMENT BOARD RULES

CUREVAC N.V.

INTRODUCTION

Article	1

1.1	These rules govern the organisation, decision-making and other internal matters of the Management Board. In performing their duties, the Managing Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article	2

2.1	In these rules the following definitions shall apply:

Affiliate	An Affiliate (Gelieerde Partij) as defined in the Articles of Association.

Article	An article of these rules.

Articles of Association	The Company's articles of association.

Board Meeting	A meeting of the Management Board.

CEO	The Company's chief executive officer.

CFO	The Company's chief financial officer.

Company	CureVac N.V.

Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Diversity Policy	The Company's diversity policy.

External Auditor	The external auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged or to be engaged to examine the Company's annual accounts and management report, or the Company's independent outside audit firm for purposes of U.S. laws and regulation (including applicable NASDAQ and/or SEC requirements), as the context may require.

Family Member	A Managing Director's spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	The Company's general meeting.

Group	The Company and all its Subsidiaries.

Initial Approval Period	The Initial Approval Period (Initiële Goedkeuringsperiode) as defined in the Articles of Association.

Initial Nomination Period	The Initial Nomination Period (Initiële Nominatieperiode) as defined in the Articles of Association.

Initial Period	The Initial Period (Initiële Periode) as defined in the Articles of Association.

Management Board	The Company's management board.

Managing Director	A member of the Management Board.

NASDAQ	The NASDAQ Stock Market.

Protective Foundation	A foundation under Dutch law whose objective it would be to promote and protect the interests of the Company, the business connected with it and its stakeholders from time to time, and repressing possible influences which could threaten the strategy, continuity, independence and/or identity of the Company or the business connected with it to such an extent that this could be considered to be damaging to the aforementioned interests.

SEC	The U.S. Securities and Exchange Commission.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary within the meaning of Section 2:24a DCC.

Supervisory Board	The Company's supervisory board.

Website	The Company's website.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION

Article	3

3.1	The Management Board consists of one or more Managing Directors, provided that, during the Initial Period, the Management Board shall consist of up to seven Managing Directors.

3.2	The composition of the Management Board shall be determined taking into consideration the principles laid down in the Diversity Policy and in paragraph 1 of Annex B to these rules.

3.3	The Managing Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, these rules and applicable law.

3.4	A person may be appointed as Managing Director for a term of up to four years, without limitation on the number of consecutive terms which a Managing Director may serve.

3.5	The Supervisory Board shall elect a Managing Director to be the CEO. The Supervisory Board may dismiss the CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

3.6	The Management Board shall elect a Managing Director to be the CFO. The Management Board may dismiss the CFO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CFO.

3.7	A Managing Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Managing Director is considered necessary by the Supervisory Board.

3.8	The acceptance by a Managing Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Supervisory Board. A Managing Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article	4

4.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association and these rules. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it. In doing so, the Management Board shall focus on long-term value creation for the Company and its business and take into account the relevant stakeholder interests.

4.2	The tasks and duties of the Management Board include the following matters:

a.	setting the Company's management agenda;

b.	enhancing the Group's performance;

c.	developing a general strategy and taking into account risks connected to the Group's business activities;

d.	determining and pursuing operational and financial objectives;

e.	structuring and managing internal business control systems;

f.	overseeing the Group's financial reporting processes;

g.	ensuring the Group's compliance with applicable laws and regulations;

h.	ensuring compliance with and maintaining the Group's corporate governance structure;

i.	ensuring publication by the Company of any information required by applicable laws and regulations;

j.	preparing the Company's annual report, the annual budget and significant capital expenditures; and

k.	monitoring corporate social responsibility issues.

4.3	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

4.4	Without limiting the generality of Article 4.3, the Management Board shall furnish to the Supervisory Board:

a.	immediately after receipt of the Company's audit report from the External Auditor with respect to the Company's annual financial statements as of the end of each financial year, those audited financial statements and the related audited statements of income, stockholders' equity and cash flows for the financial year then ended, prepared in accordance with the applicable accounting principles and certified by the External Auditor and the consolidated financial statements of the Company and its Subsidiaries to the extent legally required, together with the respective audit report(s);

b.	no later than thirty (30) days prior to the start of each financial year, an annual operating plan for the Company and its Subsidiaries in respect of such financial year that shall include:

i.	monthly projections of profit and loss including a cash flow forecast and a balance sheet projection for such financial year;

ii.	a business plan for the Company and its Subsidiaries relating to the succeeding financial year setting forth in reasonable detail a development plan, financial plan and investment plan, budgeted and projected figures and other information; and

iii.	forecasts for the next succeeding financial year;

c.	within thirty (30) days after each quarter in each financial year, unaudited quarterly financial statements of the Company and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, stockholders' equity and cash flows for such quarter, prepared in accordance with the applicable accounting principles;

d.	promptly following the first six months of each financial year, an update to the annual operating plan including the matters set forth in paragraph b. above, showing the differences from the annual operating plan as initially approved and the actual results; and

e.	without unreasonable delay a prompt notice of:

i.	any material adverse event relating to the Company and its Subsidiaries; and

ii.	any lawsuit, claim, proceeding or investigation pending or, to the knowledge of the Management Board, threatened, or any judgment, order or decree involving the Company or its Subsidiaries that would reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries.

4.5	The CFO shall regularly report to the CEO and discuss the performance of his tasks and duties with the CEO, in each case subject to supervision by the Supervisory Board.

4.6	All Managing Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company's corporate culture, the Company's relationship with employees and the responsibilities of a Managing Director under applicable law.

4.7	The Management Board shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Management Board and the Supervisory Board in a timely fashion.

4.8	The chairman of the Supervisory Board is the main contact of the Supervisory Board regarding the performance of the Managing Directors.

4.9	At least annually, the Management Board shall evaluate its own functioning and the functioning of the individual Managing Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Managing Directors require further training or education. During such evaluation, Managing Directors should be able to express their views confidentially.

4.10	Each Managing Director must treat all information and documentation obtained in connection with his or her position as Managing Director with the utmost discretion, integrity and confidentiality.

DECISION-MAKING

Article	5

5.1	The Management Board shall meet as often as any Managing Director deems necessary or appropriate.

5.2	At least twice per calendar year, as part of the Company's strategy, the Management Board shall discuss the Company's long-term strategy with the Supervisory Board. As part of those discussions, the Management Board and the Supervisory Board shall consider whether it would be in the best interests of the Company and its business to cause the incorporation of a Protective Foundation and to grant a customary right to subscribe for preferred shares in the Company's capital to such Protective Foundation (which right would in any event not be exercisable until after the expiration of the later of (i) the Initial Period or (ii) the Initial Approval Period).

5.3	A Board Meeting may be convened by, or at the request of, any Managing Director by means of a written notice sent to all Managing Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio-communication facilities. Managing Directors attending the Board Meeting through audio-communication are considered present at the Board Meeting.

5.4	All Managing Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

5.5	If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Managing Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

5.6	The Managing Director convening a Board Meeting sets the agenda for that Board Meeting. Other Managing Directors may submit agenda items to the Managing Director convening the Board Meeting.

5.7	All Board Meetings shall be chaired by the CEO or, in his absence, by another Managing Director designated by the Managing Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Managing Director.

5.8	Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Managing Director.

5.9	Resolutions of a Board Meeting can also be evidenced by a statement signed by the chairman and the secretary of that Board Meeting.

5.10	Without prejudice to Article 5.13, each Managing Director may cast one vote in the decision-making of the Management Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

5.11	A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

5.12	Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority, unless these rules provide differently. The Management Board shall require the approval of the Supervisory Board for the matters listed in Annex A to these rules. The Management Board shall require the approval of the General Meeting for the matters set out in the Articles of Association, in particular in articles 18.10 and 18.11 of the Articles of Association.

5.13	Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that there are at least three Managing Directors in office. Otherwise, the relevant resolution shall not have been passed.

5.14	Resolutions of the Management Board may, instead of at a Board Meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 5.10 through 5.13 apply mutatis mutandis.

5.15	The Management Board shall observe and abide by the rules described in Annex B to these rules in order to preserve the Company's tax residency in Germany.

5.16	The Management Board may require that officers and external advisers attend Board Meetings. In particular, the Management Board shall request the External Auditor to attend the Board Meeting where the External Auditor's audit report regarding the Company's financial statements is discussed.

CONFLICT OF INTERESTS

Article	6

6.1	A Managing Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Managing Director to the chairman of the Supervisory Board and to the other Managing Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

6.2	The determination whether a Managing Director has a Conflict of Interests shall primarily be the responsibility of that Managing Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Managing Director concerned being present.

6.3	A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

6.4	Transactions in respect of which a Managing Director has a Conflict of Interests shall be agreed on arms' length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Managing Director concerned shall be subject to the approval of the Supervisory Board.

6.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Managing Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

6.6	The Company shall not grant its Managing Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article	7

The Managing Directors shall be subject to the Company's insider trading policy. In addition, each Managing Director shall practice great reticence:

a.	when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Managing Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

AMENDMENTS AND DEVIATIONS

Article	8

Pursuant to a resolution to that effect, the Management Board may, with the approval of the Supervisory Board, amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with NASDAQ requirements, SEC rules and applicable law generally.

GOVERNING LAW AND JURISDICTION

Article	9

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A – Matters Requiring Supervisory Board Approval

The Management Board will require the approval of the Supervisory Board for (i) the matters described in article 18.9 and, during the Initial Approval Period, article 18.11 of the Articles of Association and (ii) any of the following resolutions, to the extent these concern the Company or any of its Subsidiaries or participations (deelnemingen):

a.	the matters which require the approval of the Supervisory Board as listed in these rules and/or in the Company's articles of association;

b.	entering into Related Person transactions (as defined in the Company's related person transaction policy, as approved by the Supervisory Board from time to time) and in any event including transactions representing a transaction value greater than EUR 100,000.00 (determined per transaction, with related transactions concluded within one year being considered to constitute the same transaction) (or such higher threshold as determined by the Supervisory Board and notified to the Management Board in writing) between the Company or a Subsidiary on the one hand and a shareholder of the Company or an Affiliate of a shareholder of the Company on the other hand;

c.	incurring debt in an amount greater than EUR 250,000.00 (determined per transaction, with related transactions concluded within one year being considered to constitute the same transaction) (or such higher threshold as determined by the Supervisory Board and notified to the Management Board in writing);

d.	declaring or proposing dividends and other distributions or entering into repurchase or redemption transactions of equity securities, other than, in the case of repurchase or redemption of equity securities, in connection with the ordinary operation of the Company's equity incentive plans;

e.	any acquisition, sale, divestiture or similar M&A transaction representing a transaction value greater than EUR 250,000.00 (determined per transaction, with related transactions concluded within one year being considered to constitute the same transaction) (or such higher threshold as determined by the Supervisory Board and notified to the Management Board in writing);

f.	entry into any material joint venture or other strategic partnership representing a transaction value greater than EUR 200,000.00 (determined per transaction, with related transactions concluded within one year being considered to constitute the same transaction) (or such higher threshold as determined by the Supervisory Board and notified to the Management Board in writing);

g.	the taking up of new lines of business or termination or significant limitation of existing lines of business, in either case of the Group, CureVac AG or its Subsidiaries

h.	proposing or making any amendment to the Company's articles of association or other internal policies;

i.	the adoption, amendment or termination of any equity incentive plan of the Company;

j.	proposing or effecting a liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

k.	making material proposals for resolutions by the General Meeting, as listed in the Company's articles of association;

l.	the issuance or sale of shares or equity securities of the Company or any of its Subsidiaries, except in connection with the ordinary operation of the Company's equity incentive plans;

m.	the acquisition, disposal and encumbrance of intellectual property rights and acquisition and granting of licences and sublicenses, if the interest or value of such intellectual property rights, licences or sublicenses exceeds an amount of EUR 200,000.00 (or such higher amount as determined by the Supervisory Board and notified to the Management Board in writing);

n.	taking any action towards the incorporation of a Protective Foundation and to grant a customary right to subscribe for preferred shares in the Company's capital to such Protective Foundation (which right would in any event not be exercisable until after the expiration of the later of (i) the Initial Period or (ii) the Initial Approval Period);

o.	such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board;

p.	to appoint or dismiss the senior internal auditor;

q.	to approve the audit plan drawn up by the internal audit function;

r.	the approval of and changes to the Company’s annual budget;

s.	the assumption of new branches of operations and cessation of existing activities;

t.	the establishment of branches, establishments and subsidiaries outside of Germany and the Netherlands;

u.	the hiring, appointment and dismissal of personnel with a gross annual salary of EUR 150,000.00 and the terms concerning such hiring, appointment and dismissal;

v.	the determination of compensation in the form of shares or rights to subscribe for shares to personnel and related issuance of securities under an employee incentive plan of the Company; and

w.	any transaction entered into or legal act performed by the Company which is outside the ordinary course of business.

Annex B – Rules for Preserving German Tax Residency

1.	The majority of all members of the Management Board shall be resident in Germany.

2.	All Board Meetings must be held in Germany.

3.	If a Board Meeting is held using audio-communication facilities, the majority of the Managing Directors attending such Board Meeting (in person or through audio-communication facilities) must be located in Germany, and none of the Managing Directors attending such Board Meeting (in person or through audio-communication facilities) may be located in the Netherlands, for the duration of such Board Meeting.

4.	A written resolution of the Management Board may be passed, subject to Article 5.14, provided that the majority of the Managing Directors casting a vote in respect of such resolution are located in Germany, and none of the Managing Directors are located in the Netherlands, at the time of casting their vote.

5.	To the extent reasonably practicable, actions performed by Managing Directors in relation to the Company shall generally be performed in Germany.

6.	The rules described in this Annex B may only be deviated from on a case-by-case basis in order to avoid or mitigate a delay in the deliberations and/or decision-making of the Management Board which the Management Board reasonably believes to be contrary to the interests of the Company and its business.